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                                  EXHIBIT 23.4

                          CONSENT OF FINANCIAL ADVISOR

November 6, 1998


        We hereby consent to the inclusion of the Opinion of Endicott Financial Advisors, L.L.C. dated November [ ], 1998 as an Annex to the Proxy Statement-Prospectus filed as part of the Form S-4 Registration Statement (Registration No. 333-________) of Commerce Bancorp, Inc, and to the references to our firm as Financial Advisor to Prestige Financial Corp. in the text of said Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                      Sincerely,



                                      /s/ ENDICOTT FINANCIAL ADVISORS, L.L.C.